DENBURY RESOURCES INC.
                                    ADDENDUM

                 RE: Special Meeting of Shareholders to be held
                                 October 9, 1996

TO:      THE SHAREHOLDERS OF DENBURY RESOURCES INC.

         NOTICE is hereby given to the shareholders of Denbury Resources Inc. ("Denbury" or the "Corporation") of record on August 30, 1996 (the "Record Date") in respect of the special meeting (the "Meeting") of shareholders to be held in the Banff Room at The Westin Hotel, 320 - 4th Avenue S.W., Calgary, Alberta, on Wednesday, the 9th day of October, 1996 at 10:00 in the morning (Calgary Time) that:

     1. In connection with the proposed amendment (the "Preferred Amendment") to the Articles of Continuance of the Corporation modifying the conversion provisions attaching to the Convertible First Preferred Shares, Series A (the "Preferred Shares") of the Corporation, as more particularly described in the Information Circular-Proxy Statement of the Corporation (the "Information Circular") accompanying the Notice of Meeting, that The Toronto Stock Exchange has, in connection with its conditional approval of the Preferred Amendment, required that the Special Resolution approving the Preferred Amendment in the form attached as Appendix 2 to the Information Circular also be approved by a majority of the votes cast by the shareholders of the Corporation entitled to vote at the Meeting, in person or by proxy, other than by TPG Partners, L.P. and TPG Parallel, L.P. (collectively "TPG"), which are the direct beneficial owners of all of the Preferred Shares and their respective associates, affiliates and insiders.

     2. In connection with the early retirement of the 9 1/2% Convertible Debentures (the "Debentures"), The Toronto Stock Exchange has required, in connection with its conditional approval of the additional listing of Common Shares of the Corporation issuable in lieu of interest on the early conversion of the Debentures as more particularly described in the Information Circular, that the Ordinary Resolution attached as Appendix 3 to the Information Circular also be approved by a majority of the votes cast by shareholders at the Meeting, in person or by proxy, excluding the votes attached to Common Shares of the Corporation owned by the holders of the Debentures, 80% of which are owned by the Chairman of the Board of the Corporation, and their respective associates, affiliates and insiders of such holders.

     A shareholder who has submitted a proxy may revoke it at any time prior to the exercise thereof. If a person who has given a proxy attends personally at the Meeting at which such proxy is to be voted, such person may revoke the proxy and vote in person. In addition to revocation in any other matter permitted by law, a proxy may be revoked by instrument in writing executed by the shareholder or his attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal by an officer or attorney thereof, duly authorized and deposited either at the registered office of Denbury at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof at which the proxy is to be used, or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof, and, upon either of such deposits, the proxy is revoked.

         The contents and sending of this Addendum has been approved by the Directors of Denbury.

         DATED at Calgary, Alberta, this 27th day of September, 1996.

                       BY ORDER OF THE BOARD OF DIRECTORS


                                   /s/ Phil Rykhoek
                                   Phil Rykhoek
                                   Chief Financial Officer and Secretary